November 21, 2014

Dear Member,

The Federal Home Loan Bank of Pittsburgh (“FHLBank”) is pleased to announce the winners of the 2014 Board of Directors Election. Pennsylvania members elected one Member Director, and Delaware, Pennsylvania, and West Virginia members voted to elect one Independent Director.

MEMBER DIRECTOR ELECTION

Pennsylvania
The individual elected to fill the expiring Pennsylvania directorship was:

Charlotte B. McLaughlin	PNC Bank
Executive Vice President	225 Fifth Avenue
Pittsburgh PA 15222
FHFA ID # 11042

Ms. McLaughlin shall serve a four-year term beginning on January 1, 2015 and ending on December 31, 2018. Of the 222 Pennsylvania members eligible to vote in this election, 118 cast a ballot. The total number of votes eligible to be cast for any one Pennsylvania Member Director nominee in this election was 5,125,293. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
Charlotte B. McLaughlin	1,311,142

William J. Locher	917,982

Michael W. Harrington	686,674

Gerard M. Thomchick	294,671

Delaware
As previously announced, the individual who was deemed elected to fill the open Delaware directorship is:

Lynda A. Messick	Community Bank Delaware
Chief Executive Officer	16982 Kings Highway & Route 1
Lewes, DE 19958
FHFA ID # 54474

West Virginia
As previously announced, the individual who was deemed elected to fill the open West Virginia directorship is:

Bradford E. Ritchie	Summit Community Bank
President	2402 Mountaineer Boulevard
Charleston, WV 25309
FHFA ID # 15864

Pursuant to 12 C.F.R. §1261.8(c), if the number of nominees for Member Directorships in any particular State is equal to or fewer than the number of directorships to be filled in that year’s election, those nominees will be considered automatically elected. Thus, due to the Bank receiving only one nomination for each of the open Board seats in Delaware and West Virginia, there was not a Member Director election in Delaware or West Virginia. Both Ms. Messick and Mr. Ritchie shall serve four-year terms beginning on January 1, 2015 and ending on December 31, 2018.

INDEPENDENT DIRECTOR ELECTION

The FHLBank held a district-wide election to fill one expiring Independent Directorship. The following individual was elected:

Glenn R. Brooks, Public Interest Director	Leon N. Weiner & Associates, Inc.
Chief Operating Officer and Senior Vice President

Mr. Brooks’ qualifications to serve as a Public Interest Director include more than four years’ experience representing consumer or community interests in housing.

Mr. Brooks shall serve a four-year term beginning on January 1, 2015 and ending on December 31, 2018. Of the 297 members district-wide eligible to vote in this election, 130 cast a ballot in the Independent Director Election. The total number of votes eligible to be cast for each of the Independent Director nominees in this election was 8,965,249. The following summary provides the number of votes cast:

Nominee	Votes Cast
Glenn R. Brooks	5,026,307

Please note that pursuant to Federal Housing Finance Agency regulation, members who vote cast all of their shares of Bank stock that they were required to hold as of December 31, 2013 for each open Directorship to be filled. For this reason, each Pennsylvania member was eligible to vote their shares one time for Member Director candidates and one time for the Independent Director candidate. Delaware and West Virginia members were eligible to vote their shares one time for the Independent Director candidate.

Sincerely,

Dana A. Yealy
Managing Director, General Counsel
And Corporate Secretary